UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2007

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

0-12788	42-0935283
(Commission File Number)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive Offices)	(Zip Code)

515/965-6100

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CF 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2007, Casey’s General Stores, Inc. (the “Company”) executed and entered into an Employment Agreement (the “Agreement”) with Robert J. Myers, President and Chief Executive Officer. Mr. Myers has been serving as President and Chief Executive Officer of the Company since June 21, 2006.

The Agreement generally provides for the employment of Mr. Myers as Chief Executive Officer for a five year term ending on June 21, 2011 (the “Term”). During this term, the Company shall pay Mr. Myers a base salary at an annual rate of $500,000, or such other amount as shall be determined by the Compensation Committee of the Board of Directors. Mr. Myers also will be eligible to participate in all employee benefit plans and programs generally available to the Company’s senior officers and employees. In addition, the Company will purchase and maintain in force during the Term a 10-year level premium term life insurance policy with a death benefit of $1,000,000 that insures the life of Mr. Myers, and which is payable upon his death to a beneficiary designated by him. Following expiration of the Term, the Company shall assign ownership of such policy to Mr. Myers, if he so requests, and Mr. Myers shall thereafter be responsible for the payment of the associated premiums.

If Mr. Myers remains employed by the Company as President and Chief Executive Officer throughout the Term, then commencing on January 1, 2012 and continuing for a period of ten years thereafter, the Company will pay an annual retirement benefit to Mr. Myers (or his spouse, in the event of his death during said period) equal to one-half of the average of his base salary (not including any bonus payments) for the last three years of his employment under the Agreement. If Mr. Myers’ employment by the Company shall terminate before June 21, 2011, whether with or without cause (as defined in the Agreement), the Company shall have no obligation to make the foregoing retirement payments to Mr. Myers (or his spouse).

The Company may terminate the employment of Mr. Myers with or without cause at any time. For this purpose, the term “cause” includes, but is not limited to, unsatisfactory performance, misconduct, insubordination, personal or professional conduct which may bring public embarrassment or disgrace to the Company, or a violation of the Company’s Code of Business Conduct and Ethics. In the event of a termination for cause, the Company shall be obligated to pay Mr. Myers his base salary through the date of such termination. In the event of termination without cause, the Company shall be obligated to pay Mr. Myers his base salary through the date of termination, and then for a period of 12 months following the date of such termination. In the event of a “change of control” of the Company, the Agreement would terminate and Mr. Myers would become entitled to all of the payments and benefits set forth in his existing “change of control” agreement with the Company (dated March 25, 1997), except that Mr. Myers also would remain entitled to the above-described insurance and retirement payment benefits included in the Agreement.

In the event Mr. Myers terminates his employment of his own volition prior to the end of the Term, the Company’s only obligation to Mr. Myers shall be to pay his base salary to him through the date of voluntary termination.

The Agreement also contains provisions requiring Mr. Myers to maintain in confidence any confidential information and trade secrets of the Company obtained by him during the Term, and also restricts his employment in competition with the Company for a period of ten years following his termination of employment with the Company.

A complete copy of the Agreement with Mr. Myers is being filed as Exhibit 99.1 to this Current Report, and is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

The exhibit accompanying this report is listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CASEY’S GENERAL STORES, INC.

Date: March 21, 2007	By:	/s/ William J. Walljasper
William J. Walljasper
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

The following exhibits are filed herewith:

Exhibit	Description
99.1	Employment Agreement with Robert J. Myers, Chief Executive Officer of Casey’s General Stores, Inc.